Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in GenCorp Inc.’s Annual Report on Form 10-K for the year ended November 30, 2008.

/s/ PricewaterhouseCoopers LLP
Sacramento, California
April 28, 2009